                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Capstead Mortgage Corporation for the registration of 875,000 shares of its Common Stock, 1,000,000 shares of its Cumulative Convertible Preferred Stock, Series B and to the incorporation by reference therein of our report dated January 30, 2001, except for Notes 11 and 13 as to which the date is February 16, 2001 and February 20, 2001, respectively, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                               /s/ ERNST & YOUNG LLP


Dallas, Texas
August 20, 2001